Exhibit 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 28, 2009 (November 16, 2009, as to the effects of the retrospective adoption of Financial Accounting Standards Board Staff Position No. APB 14-1 Accounting for Convertible Debt Instruments that May be Settled in Cash Upon Conversion (Accounting Standards Codification “ASC” 470 20, Debt with Conversion and Other Options), as disclosed in Notes 1, 9, 16, 18, 21, and 23), relating to the consolidated financial statements of AmeriCredit Corp. and Subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109, (ASC 710, Income Taxes)) appearing in the Annual Report on Form 10-K of Leucadia National Corporation for the year ended December 31, 2009, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Dallas, Texas
September 14, 2010